Exhibit 99


For Immediate Release                   Contact: Rick DeLisi
February 20, 2004         Director, Corporate Communications
Page 1 of 2                                   (703) 650-6019

       Atlantic Coast Airlines Holdings, Inc. Announces
    Pricing of its $125 Million Convertible Senior Notes

Dulles, VA, (February 20, 2004) - Atlantic Coast Airlines Holdings, Inc. (Nasdaq/NM: ACAI), parent of Atlantic Coast Airlines (ACA), today announced the pricing of its offering of $125 million of 6% Convertible Notes due 2034 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The sale of the notes is expected to close on February 25, 2004. These notes are convertible into Atlantic Coast Airlines Holdings, Inc., common stock at a conversion rate of 90.2690 shares per
$1,000 principal amount of notes (equal to an initial conversion price of approximately $11.08 per share), subject to adjustment in certain circumstances. Holders of the notes may convert their notes only if: (i) the price of the Atlantic Coast Airlines Holdings, Inc.'s common stock reaches a specified threshold; (ii) the trading price for the notes falls below certain thresholds; (iii) the notes have been called for redemption; or (iv) specified corporate transactions occur.

Atlantic Coast Airlines Holdings, Inc., may redeem all or some of the notes for cash at any time on or after February 20, 2007, at specified redemption prices plus accrued and unpaid interest, if any, to the redemption date. Holders may require Atlantic Coast Airlines Holdings, Inc., to repurchase the notes on February 15 of 2009, 2014, 2019, 2024 and 2029 at a repurchase price equal to the principal amount plus accrued and unpaid interest, if any, to the repurchase date. The Company has granted the initial purchaser of the notes a 30-day option to purchase up to an additional $25 million principal amount of the notes. The company intends to use the net proceeds of this offering for working capital and general corporate purposes, including, without limitation, for purchasing aircraft, financing the acquisition of aircraft, paying security deposits and pre-payment obligations on aircraft.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

ACA currently operates as Delta Connection and United Express in the Eastern and Midwestern United States as well as Canada. On July 28, 2003, ACA announced plans to establish a new, independent low-fare airline to be based at Washington Dulles International Airport-to be called Independence Air. The company has a fleet of 144 aircraft-including a total of 120 regional jets-and offers 800 daily departures, serving 80 destinations. ACA employs approximately 4,100 aviation professionals.


                             ###

Statements in this press release and by Company executives regarding its implementation of new business strategies, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. These risks and uncertainties are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. These statements are made as of February 20, 2004 and Atlantic Coast Airlines Holdings, Inc. undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.